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                                  EXHIBIT 4.8





September 12, 1996





Mr. Erle Archer
Vice President
Bank of America National Trust
and Savings Association
231 South LaSalle Street
Chicago, IL 60697

Dear Erle:

Pursuant to the Section 1.07 of the Receivables Purchase Agreement, dated January 5, 1995, this letter serves to notify you that effective September 20, 1996 the Maximum Purchase Limit must be reduced from $50,000,000 to $35,000,000.

Please let me know if you need any additional information to process this change.

Sincerely,



/s/ Terry P. Mayotte
--------------------
Terry P. Mayotte
Treasurer


c.c.: John Miller, NationsBank